NEWS RELEASE

For Immediate Release	Contact: Howard Kaminsky, Exec. VP-CFO
(818) 949-5386
Investors: Cara O’Brien, Financial Dynamics
(212) 850-5669
Media: Melissa Merrill, Financial Dynamics
(212) 850-5651

SPORT CHALET REPORTS FIRST QUARTER RESULTS, NET SALES INCREASE 17.2%

Los Angeles, California – (August 11, 2005) - Sport Chalet, Inc. (Nasdaq: SPCH) today announced the results for its first quarter of fiscal 2006 ended June 30, 2005. Sales increased 17.2% from $61.5 million for the quarter ended June 30, 2004 to $72.1 million for the same quarter this year. The increase is the result of opening five new stores as well as a same store sales increase of 4.9%. The same store sales increase is primarily due to strong performance in the footwear category compared to the same quarter last year. Gross margin increased from 28.9% for the quarter ended June 30, 2004 to 29.5% for the same quarter this year, primarily due to the increase in same store sales which reduced the need for markdowns. Selling, general and administrative expenses, as a percentage of sales, increased slightly from 28.4% for the three months ended June 30, 2004 to 28.6% for the same period this year. This is primarily a result of increased litigation reserves and infrastructure consulting fees, partially offset by the efficiencies from the increase in same store sales and a gain from an insurance reimbursement for a store damaged in 2004. Net income increased $252,000, or 183.9% from $137,000, or $0.02 per diluted share for the quarter ended June 30, 2004, to $389,000, or $0.06 per diluted share for the same quarter this year.

Commenting on the results, Craig Levra, Chairman and CEO, said, “We are extremely pleased to sustain the momentum from fiscal 2005 to a strong first quarter in fiscal 2006. We continue to benefit from the strategic initiatives we put in place in the past few years, as reflected in our financial performance as gross margin improved 60 basis points. As we move forward, we will remain focused on continuing to enhance our operating platform and believe we are well positioned to maintain our performance in the second quarter of fiscal 2006.”

About Sport Chalet, Inc.

Sport Chalet, founded in 1959 by Norbert Olberz, is a leading operator of full-service specialty sporting goods stores in California and Southern Nevada. The Company offers over 40 services for the serious sports enthusiast, including backpacking, canyoneering, and kayaking instruction, custom golf club fitting and repair, ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune up and repair throughout its current 36 locations. The address for Sport Chalet’s web site is www.sportchalet.com.

Disclosure Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of implementing the Company’s expansion plans and maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

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SPORT CHALET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three months ended
	June 30,

	2005	2004

Net sales	$72,192,395	$61,621,119
Cost of goods sold, buying and occupancy costs	50,888,759	43,852,789

Gross profit	21,303,636	17,768,330

Selling, general and administrative expenses	20,648,405	17,486,345

Income from operations	655,231	281,985

Interest expense	(1,887)	(43,291)

Income before taxes	653,344	238,694

Income tax provision	264,000	101,865

Net income	$389,344	$136,829

Earnings per share:
Basic	$0.06	$0.02

Diluted	$0.06	$0.02

Weighted average number of common shares outstanding:
Basic	6,686,368	6,673,534

Diluted	7,048,155	7,190,852

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SPORT CHALET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,
	2005	2005

	(Unaudited)
Assets
Current assets:
Cash	$6,766,839	$6,176,689
Accounts receivable, less allowance of $189,000 at June 30, 2005 and $182,000 at March 31, 2005	1,883,706	1,462,042
Merchandise inventories	71,701,609	65,061,142
Prepaid expenses and other current assets	3,153,464	3,044,153
Refundable income tax	3,800	—
Deferred income taxes	3,410,792	3,915,079

Total current assets	86,920,210	79,659,105
Furniture, equipment and leasehold improvements – net	38,298,115	37,502,578
Deferred income taxes	1,977,847	1,550,753
Other assets	—	76,960

Total assets	$127,196,172	$118,789,396

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$30,041,143	$20,883,973
Salaries and wages payable	4,450,833	5,080,320
Income taxes payable	—	825,059
Other accrued expenses	10,252,486	9,753,575

Total current liabilities	44,744,462	36,542,927

Deferred rent	12,936,535	13,136,303
Stockholders’ equity
Preferred stock, $.01 par value:
Authorized shares - 2,000,000 Issued and outstanding shares – none	—	—
Common stock, $.01 par value:
Authorized shares - 15,000,000 Issued and outstanding shares – 6,686,368 at June 30, 2005 and at March 31, 2005	66,864	66,864
Additional paid-in capital	22,975,044	22,959,379
Retained earnings	46,473,267	46,083,923

Total stockholders’ equity	69,515,175	69,110,166

Total liabilities and stockholders’ equity	$127,196,172	$118,789,396

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SPORT CHALET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended June 30,

	2005	2004

Operating activities
Net income	$389,344	$136,829
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,193,861	1,949,882
Loss on disposal of furniture, equipment and leasehold improvements	188,806	—
Deferred income taxes	77,193	(570,760)
Tax benefit on employee stock options	15,665	41,928
Changes in operating assets and liabilities:
Accounts receivable	(421,664)	143,156
Merchandise inventories	(6,640,467)	(10,349,835)
Prepaid expenses and other current assets	(109,311)	(276,890)
Refundable income taxes	(3,800)	—
Accounts payable	9,157,170	8,335,152
Salaries and wages payable	(629,487)	(6,799)
Income taxes payable	(825,059)	330,697
Other accrued expenses	498,911	618,980
Deferred rent	(199,768)	178,112

Net cash provided by operating activities	3,691,394	530,452

Investing activities
Purchase of furniture, equipment and leasehold improvements	(3,178,204)	(2,079,179)
Other assets	76,960	8,017

Net cash used in investing activities	(3,101,244)	(2,071,162)

Increase in cash and cash equivalents	590,150	(1,540,710)
Cash and cash equivalents at beginning of period	6,176,689	3,071,648

Cash and cash equivalents at end of period	$6,766,839	$1,530,938

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Income taxes	$1,000,000	$300,000
Interest	41,587	—

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